Chembio and FIND Collaborate to Develop Point-of-Care Multiplex Test for Acute Febrile Illnesses in Asia Pacific

MEDFORD, N.Y.; Geneva, Switzerland – April 4, 2017 – Chembio Diagnostics, Inc. (Nasdaq:CEMI), a leader in point-of-care (POC) diagnostic tests for infectious diseases, is collaborating with FIND to develop a POC test that can identify multiple life-threatening acute febrile illnesses common in the Asia Pacific region. Over the next twelve months, Chembio and FIND will endeavor to develop a simple, rapid, and cost-effective test based on Chembio's proprietary DPP® technology platform to detect multiple diseases simultaneously.

Currently available POC diagnostic tests lack the ability to simultaneously detect multiple acute febrile illnesses. Diagnosis based on clinical criteria is difficult because many illnesses have similar clinical symptoms, such as fever, headache, chills or muscle and joint pain. In malaria-endemic countries, patients with fever who test negative for malaria are often prescribed broad-spectrum antibiotics in the absence of a confirmed diagnosis. In the Asia Pacific region, some of the most common causes of fever do not respond to antibiotics of any kind. The result is often inappropriate treatment, which can result in worsening illness and even death for very ill patients, and contribute to the development of antimicrobial resistance.

The availability of a simple multiplex test able to quickly identify the common causes of fever would support both the clinical management of patients and safeguard public health. Chembio's DPP® Fever Panel Assay will be designed to include a quality control and nine tests aimed at parasitic, viral and bacterial pathogens commonly responsible for fever symptoms in the Asia Pacific region, including malaria (four Plasmodium species, using pLDH and HRP2), dengue virus, Zika virus, chikungunya virus, leptospirosis, Rickettsia typhi, Burkholderia pseudomallei, and Orientia tsutsugamushi.

John Sperzel, Chembio's CEO, commented, "We are pleased to collaborate with FIND toward the development of an Asia Pacific fever panel, based on our patented DPP® technology. We believe our platform offers the ability to develop rapid diagnostic tests that are simple, cost-effective and capable of testing for multiple pathogens simultaneously. Developing such a test, to address the most common causes of fever in Asia Pacific, is aligned with our growth strategy and supports our recent decision to acquire Malaysia-based RVR Diagnostics."

"The rise in antimicrobial resistance, including as a result of the inappropriate use of antibiotics and other medicines, is rapidly becoming a dominant global health issue with alarming statistics on the number of related deaths," said Dr Catharina Boehme, FIND CEO. "An affordable, rapid, multi-pathogen test would guide the appropriate use of medicines through the accurate diagnosis of the most common causes of fever in the Asia Pacific region. We urgently need tests like this to ensure effective treatment and care for patients, as well as for the responsible stewardship of antibiotics and other medicines."

In launching this new program in collaboration with FIND, Chembio affirms its commitment to the development of new and innovative POC diagnostic tests for life threatening febrile illnesses. Chembio recently completed the development of a fever panel for four diseases with outbreak potential, including Ebola and Marburg, and has initiated field testing in Africa and South America, also in collaboration with FIND.

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $8.0 billion point-of-care testing market. Chembio markets each of its DPP® HIV 1/2 Assay, HIV 1/2 STAT-PAK® Assay, and SURE CHECK® HIV 1/2 Assay, with these Chembio brand names, in the U.S. and internationally both directly and through third-party distributors.  The Company's SURE CHECK® HIV 1/2 Assay previously has been exclusively sold in the U.S. as Clearview® Complete HIV 1/2 Assay.
Chembio has developed a patented point-of-care (POC) test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products.
Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Chembio Diagnostic Systems, Inc. is a wholly-owned subsidiary of Chembio Diagnostics, Inc. For more information, please visit: www.chembio.com.

Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.
About FIND
FIND was established in 2003 as a global non-profit dedicated to accelerating the development, evaluation and delivery of high-quality, affordable diagnostic tests for poverty-related diseases, including tuberculosis, malaria, HIV/AIDS, Ebola, sleeping sickness, hepatitis C, leishmaniasis, Chagas disease and Buruli ulcer, as well as for fighting antimicrobial resistance and supporting outbreak preparedness. Over the last decade, FIND has partnered in the delivery of 20 new diagnostic tools, including ten for tuberculosis, and created an enabling environment for numerous others through the provision of specimen banks, reagent development and better market visibility. FIND also supports better access to new diagnostics through price negotiations, implementation, quality assurance and lab strengthening work. FIND has over 100 partners globally, including research institutes and laboratories, health ministries and national disease control programmes, commercial partners, bilateral and multilateral organizations, especially WHO, and clinical trial sites.
Media contacts:

Chembio Diagnostics Susan Norcott Tel. +1 (631) 924-1135, ext. 125 Email snorcott@chembio.com	FIND Julie Archer Tel. +41 22 749 29 33/+41 79 830 63 64 Email Julie.Archer@finddx.org